EXHIBIT 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER
between
SUMMIT BANCSHARES, INC.
and
CULLEN/FROST BANKERS, INC.
Dated as of July 2, 2006

Page
ARTICLE 1

DEFINITIONS; INTERPRETATION; DISCLOSURE SCHEDULES

1.1 Definitions	2
1.2 Interpretation	12

ARTICLE 2

THE MERGER

2.1 The Merger	13
2.2 Closing	13
2.3 Effects of the Merger; Liabilities of the Company	13
2.4 Name of Surviving Corporation	13
2.5 Articles of Association and By-Laws of the Surviving Corporation	13
2.6 The Other Mergers	13

ARTICLE 3

EFFECT ON STOCK; ELECTION PROCEDURES

3.1 Effect on Stock	14
3.2 Elections; Allocation	14
3.3 Exchange Agent; Election Procedures	16
3.4 Fractional Shares	18
3.5 Lost, Stolen or Destroyed Certificates	18
3.6 Anti-Dilution Adjustments	19
3.7 Dissenters’ Rights	19

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Forbearances of the Company	19
4.2 Forbearances of Parent	22
4.3 Coordination of Company Dividends	22

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Disclosure Schedules	22
5.2 Standard	23
5.3 Representations and Warranties of the Company	23
5.4 Representations and Warranties of Parent	36
 -i-

(continued)
 -ii-

(continued)

Page

9.7 Waiver of Jury Trial	55
9.8 Entire Understanding; No Third Party Beneficiaries	56
9.9 Counterparts	56
Annex 1 Form of Voting Agreement
Annex 2 Form of Company Affiliate Letter
Annex 3 Form of Amendment to Rights Amendment
 -iii-

          AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2006 (this “Agreement”), between Summit Bancshares, Inc., a Texas corporation (“Company”), and Cullen/Frost Bankers, Inc., a Texas corporation (“Parent”).
RECITALS
          A. The Proposed Transaction. Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which the Company will merge with and into Parent (the “Merger”). Parent will be the surviving corporation in the Merger (the “Surviving Corporation”). It is the intention of Parent that, immediately following the Merger, each of the following will occur in immediate succession: (a) Summit Delaware Financial Corporation, a wholly-owned Subsidiary of the Company (“Company HoldCo Sub”), will merge with and into The New Galveston Company, Inc., a Delaware company and wholly owned Subsidiary of Parent (“Parent HoldCo Sub”) with Parent HoldCo Sub being the surviving corporation (the “Delaware Merger”), and (b) Summit Bank, National Association, a wholly-owned Subsidiary of Company HoldCo Sub (“Company Bank Sub”) will merge (the “Bank Merger”) with and into The Frost National Bank, a wholly-owned Subsidiary of Parent HoldCo Sub (“Parent Bank Sub”) with Parent Bank Sub being the surviving bank (the “Bank Merger”). The Delaware Merger and Bank Merger sometimes are collectively referred to herein as the “Other Mergers”.
          B. Board Determinations. The respective boards of directors of the Company and Parent have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved, this Agreement, the Merger and the other transactions contemplated hereby.
          C. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
          D. Voting Agreements. As an inducement to and condition of Parent’s willingness to enter into this Agreement, ten directors that beneficially own an aggregate of at least 15% of the issued and outstanding shares of Company Common Stock as of the date hereof are concurrently entering into voting agreements, the form of which is attached hereto as Annex 1 (the “Voting Agreements”), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.
          E. Employment Agreements. As an inducement to and condition of Parent’s willingness to enter into this Agreement, Parent and Company are entering into an employment agreements with 8 senior officers of the Company (the “Employment Agreements”).
          Now, Therefore, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company and Parent agree as follows:

ARTICLE 1
Definitions; Interpretation; Disclosure Schedules
     1.1 Definitions. This Agreement uses the following definitions:
     “Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in the Company or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated hereby.
     “Acquisition Transaction” means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement), (2) a purchase, lease or other acquisition of more than 25% of the business, assets or deposits of that person or any of its Subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than 25% of the voting power of that person or any of its Subsidiaries.
     “Agreement” has the meaning assigned in the Preamble.
     “Bank Merger” has the meaning assigned in the Recitals.
     “Bank Merger Surviving Bank” has the meaning assigned in Section 2.6.
     “Benefit Arrangement” means, with respect to the Company, each of the following under which any Employee or any of its current or former directors has any present or future right to benefits and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).
     “BHC Act” means the Bank Holding Company Act of 1956.
     “BSA” means the Bank Secrecy Act of 1970 and the rules and regulations thereunder.
     “Cash Election” has the meaning assigned in Section 3.2(a).
     “Cash Election Shares” has the meaning assigned in Section 3.2(b)(1)(C).

     “Closing” has the meaning assigned in Section 2.2.
     “Closing Date” has the meaning assigned in Section 2.2.
     “Code” has the meaning assigned in the Recitals.
     “Company” has the meaning assigned in the Preamble.
     “Company Affiliate” has the meaning assigned in Section 6.13.
     “Company Bank Sub” has the meaning assigned in the Recitals.
     “Company Board” means the board of directors of the Company.
     “Company Common Stock” means the common stock, par value $1.25 per share, of the Company.
     “Company HoldCo Sub” has the meaning assigned in the Recitals.
     “Company Meeting” has the meaning assigned in Section 6.2(b).
     “Company Rights Agreement” means the Rights Agreement, dated April 17, 1990, by and between the Company and Summit Bancservices, Inc., and Amendment No. 1 thereto, effective as of April 16, 2000.
     “Company SEC Filings” has the meaning assigned in Section 5.3(j)(1).
     “Company Stock Options” means all outstanding and unexercised employee options to purchase Company Common Stock.
     “Company Stock Plans” means the 1993 Incentive Stock Option Plan of Summit Bancshares, Inc., the 1997 Incentive Stock Option Plan of Summit Bancshares, Inc. and the 2006 Long Term Incentive Plan of Summit Bancshares, Inc.
     “Confidentiality Agreement” means the agreement, dated December 9, 2003, between Parent and Company.
     “Consideration” has the meaning assigned in Section 3.1(a).
     “Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.
     “Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.
     “Converted Cash Election Share” has the meaning assigned in Section 3.2(b)(1)(C).
     “Converted Stock Election Share” has the meaning assigned in Section 3.2(b)(2)(B).
     “Costs” has the meaning assigned in Section 6.14(a).
     “CRA” means the Community Reinvestment Act of 1977 and the rules and regulations thereunder.
     “Current Premium” has the meaning assigned in Section 6.14(c).
     “Delaware Merger” has the meaning assigned in the Recitals.
     “Delaware Merger Surviving Corporation” has the meaning assigned in Section 2.6.
     “Determination Date” means the last date on which all of the Requisite Regulatory Approvals shall be received.
     “Disclosure Schedule” has the meaning assigned in Section 5.1.
     “Dissenting Shares” means shares of Company Common Stock that are held by a shareholder who has properly exercised appraisal rights under applicable law.
     “Effective Time” has the meaning assigned in Section 2.2.
     “Election Deadline” has the meaning assigned in Section 3.3(b).
     “Employees” means current and former employees of the Company.
     “Employment Agreements” has the meaning assigned in the Recitals.
     “Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” has the meaning assigned in Section 5.3(t)(3).
     “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

     “Exchange Agent” has the meaning assigned in Section 3.3(a).
     “Exchange Fund” has the meaning assigned in Section 3.3(a).
     “Exchangeable Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including Dissenting Shares but excluding Excluded Shares, rounded to the nearest whole share.
     “Excluded Shares” means shares of Company Common Stock beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company’s treasury.
     “Extensions of Credit” has the meaning assigned in Section 5.3(z).
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
     “Fee” has the meaning assigned in Section 8.4(a).
     “Fee Extension Event” means (1) a termination of this Agreement by either the Company or Parent pursuant to Section 8.1(c) or 8.1(e) (other than a termination pursuant to Section 8.1(e) in connection with circumstances in which the sole reason for the Effective Time not occurring by the 10-month anniversary of the date of this Agreement is Parent’s failure to obtain the approval of a Governmental Authority required for consummation of the Merger because of conditions pertaining solely to Parent but not conditions that may arise from an Acquisition Proposal or a person’s public announcement of an intention (whether or not conditional) to make an Acquisition Proposal), or by Parent pursuant to Section 8.1(b) or 8.1(g), if, prior to such termination, an Acquisition Proposal shall have been made or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or (2) a termination of this Agreement by Parent pursuant to Section 8.1(f).
     “Fee Payment Event” means:
     (1) (a) The Company, without having received Parent’s prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person (the term “person” for purposes of this definition having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than a Parent Person; (b) after the date hereof, the Company authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than a Parent Person; or (c) after the date hereof, the Company Board recommends that the shareholders of the Company approve or accept an Acquisition Transaction with any person other than a Parent Person; or

     (2) Any person, other than a Parent Person, acquires after the date hereof beneficial ownership or the right to acquire beneficial ownership of 50% or more of the outstanding shares of Company Common Stock (the term “beneficial ownership” for purposes of this definition having the meaning assigned in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder).
     “Fee Termination Date” means either (1) the 12-month anniversary of a Fee Extension Event, if a Fee Extension Event occurs in connection with the termination of this Agreement, or (2) the date of the termination of this Agreement, if a Fee Extension Event does not occur in connection with the termination of this Agreement.
     “Form of Election” has the meaning assigned in Section 3.3(b).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.
     “IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
     “Indemnified Party” has the meaning assigned in Section 6.14(a).
     “Index Price” on a given date means the closing value of the PHLX/KBW Bank Index on such date.
     “Index Ratio” has the meaning assigned in Section 8.2(2)(ii).
     “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.
     “Interest Rate Instruments” has the meaning assigned in Section 5.3(aa).

     “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
     “Material Adverse Effect” means, with respect to the Company or Parent, any effect that:
     (a) is material and adverse to the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable United States banking organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to United States banking services organizations generally, (3) changes in prevailing interest rates or other general economic conditions affecting United States banking organizations generally and (4) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby; or
     (b) would materially impair the ability of the Company or Parent, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
     “Material Contracts” has the meaning assigned in Section 5.3(v)(1).
     “Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.
     “Merger” has the meaning assigned in the Recitals.
     “NASD” means the National Association of Securities Dealers, Inc.
     “NASDAQ” means the National Association of Securities Dealers Automated Quotations System.
     “New Certificates” has the meaning assigned in Section 3.3(a).
     “Non-Election” has the meaning assigned in Section 3.2(a).
     “Non-Election Shares” has the meaning assigned in Section 3.2(a).
     “NYSE” means the New York Stock Exchange, Inc.
     “OCC” means the Office of the Comptroller of the Currency.

     “Old Certificates” has the meaning assigned in Section 3.3(a).
     “Other Mergers” has the meaning assigned in the Recitals.
     “Parent” has the meaning assigned in the Preamble.
     “Parent Average Closing Price” means the average of the daily last sale prices of Parent Common Stock as reported on the NYSE, as reported by the NYSE Composite Transactions Reporting System (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source mutually agreed to by Parent and the Company), for each of the fifteen full consecutive NYSE trading days ending at the close of trading on the Determination Date.
     “Parent Articles” means the Restated Articles of Incorporation of Parent.
     “Parent Bank Sub” has the meaning assigned in the Recitals.
     “Parent Bank Sub Articles” means the Articles of Association of Parent Bank Sub.
     “Parent Bank Sub By-Laws” means the By-Laws of Parent Bank Sub.
     “Parent Benefit Arrangement” means, with respect to the Parent, each of the following under which any current or former employee of Parent or any of its current or former directors has any present or future right to benefits and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).
     “Parent Board” means the board of directors of Parent.
     “Parent By-Laws” means the Amended By-Laws of Parent.
     “Parent Common Stock” means the common stock, par value $.01 per share, of Parent.
     “Parent HoldCo Sub” has the meaning assigned in the Recitals.
     “Parent HoldCo Sub Articles” means the Articles of Incorporation of Parent HoldCo Sub.
     “Parent HoldCo Sub By-Laws” means the By-Laws of Parent HoldCo Sub.
     “Parent Non-Contributory Defined Benefit Plans” means the Retirement Plan and Trust for Employees of Cullen/Frost Bankers, Inc. and its Affiliates and the

Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates.
     “Parent Person” means Parent or any of its Subsidiaries.
     “Parent Preferred Stock” means, collectively, the preferred stock, par value $.01 per share, of Parent and the Junior Preferred Stock, par value $5.00 per share, of Parent.
     “Parent Profit Sharing Plans” means the Cullen/Frost Bankers, Inc. Profit Sharing Plan and the Cullen/Frost Bankers, Inc. Restoration Profit Sharing Plan.
     “Parent Ratio” has the meaning assigned in Section 8.2(2)(i).
     “Parent Rights” means rights to purchase shares of Parent Stock issued under the Parent Rights Agreement.
     “Parent Rights Agreement” means the Shareholder Protection Rights Agreement, dated as of January 26, 1999, between Parent and Parent Bank Sub, as rights agent.
     “Parent SEC Filings” has the meaning assigned in Section 5.4(i).
     “Parent Share Price” means the arithmetic average of the last reported per share sales prices of Parent Common Stock on the NYSE, as reported by the NYSE Composite Transactions Reporting System (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source mutually agreed to by Parent and the Company), for each of the five full consecutive NYSE trading days ending on the trading day immediately prior to the Closing Date.
     “Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.
     “Parent Stock Options” means all outstanding and unexercised employee and director options to purchase Parent Common Stock.
     “Parent Stock Plans” means the Cullen/Frost Bankers, Inc. 2001 Stock Plan, the Cullen/Frost Bankers, Inc. 1997 Director Stock Plan, the Cullen/Frost Bankers, Inc. 1992 Stock Plan and the Cullen/Frost Bankers, Inc. Restricted Stock Plan.
     “Pension Plan” has the meaning assigned in Section 5.3(t)(2).
     “Per Share Cash Consideration” means cash in an amount equal to the Per Share Consideration, without interest.
     “Per Share Consideration” means the sum, rounded to the nearest whole cent, of (a) $11.4996 plus (b) the product, rounded to the nearest one ten-thousandth, of 0.2933 (such 0.2933 number being the “Signing Exchange Ratio”) and the Parent Share Price.

     “Per Share Stock Consideration” means the number of fully paid and nonassessable shares of Parent Common Stock and the requisite number of Parent Rights issued and attached to such shares under the Parent Rights Agreement equal to the result obtained by dividing the Per Share Consideration by the Parent Share Price.
     “Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule.
     “Proxy Statement” has the meaning assigned in Section 6.5(a).
     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
     “Registration Statement” has the meaning assigned in Section 6.5(a).
     “Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
     “Requisite Regulatory Approvals” has the meaning assigned in Section 6.3(a).
     “Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.
     “Rights Amendment” has the meaning assigned in Section 5.3(bb).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.
     “Scheduled Intellectual Property” has the meaning assigned in Section 5.3(p)(1).
     “Significant Subsidiary” and “Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.
     “Stock Conversion Number” means a number equal to the number of Exchangeable Shares minus the result obtained by dividing (a) the product of the number of Exchangeable Shares and $11.4996 by (b) the Per Share Consideration.
     “Stock Election” has the meaning assigned in Section 3.2(a).
     “Stock Election Shares” has the meaning assigned in Section 3.2(b)(1).

     “Stock-Selected Non-Election Share” has the meaning assigned in Section 3.2(b)(1)(B).
     “Superior Proposal” means a bona fide written Acquisition Proposal which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “25% or more”.
     “Surviving Corporation” has the meaning assigned in the Recitals.
     “TAC” means the Texas Administrative Code.
     “Takeover Laws” has the meaning assigned in Section 5.3(h).
     “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.
     “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
     “TBCA” means the Texas Business Corporation Act.
     “TFC” means the Texas Finance Code.
     “Trade Secrets” has the meaning assigned in the definition of Intellectual Property in Section 1.1.
     “Voting Agreements” has the meaning assigned in the Recitals.

          1.2 Interpretation. (a) In this Agreement, except as context may otherwise require, references:
          (1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;
          (2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;
          (3) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement, the Voting Agreements, the Rights Amendment, and the Employment Agreements including the Merger, the Other Mergers, the conversion of the Company Bank Sub’s operating systems to those of Parent Bank Sub at the Effective Time and any acts required under any of the Voting Agreements;
          (4) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section; and
          (5) to any Governmental Authority includes any successor to that Governmental Authority.
     (b) The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.
     (c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”.
     (d) The word “party” is to be deemed to refer to the Company or Parent.
     (e) The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.
     (f) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.
     (g) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.
     (h) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.
ARTICLE 2
The Merger
          2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Parent at the Effective Time. At the Effective Time, the separate existence of the Company will terminate. Parent will be the Surviving Corporation in the Merger and will continue its existence under the laws of the State of Texas.
          2.2 Closing. The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 5:00 p.m. Central Time on a business day designated by Parent that is (a) within 60 days after the later of (i) the expiration of all applicable waiting periods associated with the Requisite Regulatory Approvals and (ii) the requisite approval of the shareholders of the Company and (b) after satisfaction or waiver of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”). The time on the Closing Date at which the Merger becomes effective is referred to herein as the “Effective Time”.
          2.3 Effects of the Merger; Liabilities of the Company. The Merger will have the effects prescribed by applicable law, including the TFC and the TBCA.
          2.4 Name of Surviving Corporation. The name of the Surviving Corporation as of the Effective Time will be the name of Parent.
          2.5 Articles of Association and By-Laws of the Surviving Corporation. The Parent Articles, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time. The Parent By-Laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.
          2.6 The Other Mergers. The Company and Parent will cooperate and use reasonable best efforts to effect the Other Mergers immediately following the Effective Time and to effect the conversion of the operating systems of the Company Bank Sub to those of Parent Bank Sub immediately following the Effective Time. At the effective time of the Delaware Merger and the Bank Merger, respectively, the separate existence of Company HoldCo Sub and the Company Bank Sub will terminate, respectively. Parent HoldCo Sub will be the surviving corporation in the Delaware Merger (the “Delaware Merger Surviving Corporation”) and will continue its existence under the laws of the State of Delaware and Parent Bank Sub will be the surviving bank in the Bank Merger (the “Bank Merger Surviving Bank”) and will continue its existence under the laws of the United States. The Parent HoldCo Sub Articles will be the articles of incorporation of the Delaware Merger Surviving Corporation, and the Parent Bank Sub Articles will be the articles of association of the Bank Merger Surviving Bank. The Parent HoldCo Sub By-Laws will be the by-laws of the Delaware Merger Surviving Corporation, and the Parent Bank Sub By-Laws will be the by-laws of the Bank Merger Surviving Bank. In the Other Mergers, the shares of the entity not surviving the merger shall be cancelled and the shares of the entity surviving the merger shall remain outstanding and not be affected thereby.
ARTICLE 3
Effect on Stock; Election Procedures
          3.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:
     (a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be converted into and constitute the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Sections 3.2 and 3.3, either (i) the Per Share Stock Consideration or (ii) the Per Share Cash Consideration (the Per Share Stock Consideration and the Per Share Cash Consideration together, the “Consideration”).
     Shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Holders of Company Common Stock will cease to be, and will have no rights as, shareholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the Consideration. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation or Parent will be canceled and exchanged in accordance with this Article 3.
     (b) Parent Stock. Each share of Parent Stock outstanding immediately prior to the Effective Time will remain outstanding.
          3.2 Elections; Allocation. (a) Subject to allocation in accordance with Section 3.2(b), each record holder of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Election Deadline will be entitled (1) to elect to receive in respect of each share of Company Common Stock (A) Per Share Cash Consideration (a “Cash Election”) or (B) Per Share Stock Consideration (a “Stock Election”) or (2) to indicate that such record holder has no preference as to the receipt of Per Share Cash Consideration or Per Share Stock Consideration for each such share (a “Non-Election”). Shares of Company Common Stock with respect to which a Non-Election is made (including shares with respect of which such an election is deemed to have been made pursuant to this Section 3.2 and Section 3.7) (collectively, “Non-Election Shares”) will be deemed by the Parent, in its sole and absolute discretion, subject to Sections 3.2(b)(1), (2) and (3), to be, in whole or in part, shares of Company Common Stock with respect to which Cash Elections or Stock Elections have been made. Dissenting Shares will, for purposes of this Agreement, be treated as shares of Company Common Stock with respect to which Cash Elections have been made.
     (b) Notwithstanding anything to the contrary in this Agreement, the rights of holders of Company Common Stock to make elections in respect of shares of Company Common Stock will be subject to the following principles of allocation:
          (1) Number of Stock Elections Less Than the Stock Conversion Number. If the aggregate number of shares of Company Common Stock with respect to which a Stock Election is made (collectively, “Stock Election Shares”) is less than the Stock Conversion Number, then:
          (A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration;
          (B) the Exchange Agent will allocate from among the Non-Election Shares, pro rata to the holders of Non-Election Shares in accordance with their respective numbers of Non-Election Shares, a sufficient number of Non-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Non-Election Share (each, a “Stock-Selected Non-Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all Non-Election Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, then all Non-Election Shares will be Stock-Selected Non-Election Shares;
          (C) if the sum of Stock Election Shares and Non-Election Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the shares of Company Common Stock with respect to which a Cash Election is made (collectively, “Cash Election Shares”), other than Cash Election Shares representing Dissenting Shares, pro rata to the holders of such Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all Non-Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and
          (D) each Non-Election Share and Cash Election Share that is not a Stock-Selected Non-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.
          (2) Number of Stock Elections Greater Than the Stock Conversion Number. If the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then:

          (A) each Cash Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration;
          (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of such Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares (each, a “Converted Stock Election Share”) so that the difference of (1) the number of Stock Election Shares minus (2) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; and
          (C) each other Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.
          (3) Number of Stock Elections is Equal to the Stock Conversion Number. If the aggregate number of Stock Election Shares is equal to the Stock Conversion Number, then:
          (A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and
          (B) each Cash Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.
          3.3 Exchange Agent; Election Procedures. (a) At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (“Old Certificates”), (1) certificates or, at Parent’s option, evidence of shares in book entry form (“New Certificates”), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) cash payable pursuant to Sections 3.1 and 3.4 (the “Exchange Fund”).
     (b) Elections pursuant to Section 3.2(a) will be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a “Form of Election”) to be provided by the Exchange Agent for that purpose to holders of record of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares), together with appropriate transmittal materials, at the time of mailing of the Proxy Statement to the holders of record of Company Common Stock or on such other date as the Company and Parent shall mutually agree to each holder of record of Company Common Stock for purposes of the Company Meeting. Elections shall be made by mailing to the Exchange Agent a duly completed Form of

Election. A Form of Election may specify which specific shares covered thereby are subject to a Cash Election, a Stock Election or a Non-Election. To be effective, a Form of Election must be (1) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the day of the Company Meeting (or such other time and date as the Company and Parent may mutually agree) (the “Election Deadline”) and (2) accompanied by the certificate(s) representing the shares of Company Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the NASD, provided that such certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). Parent will determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of shares of Company Common Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.
     (c) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any certificate(s) representing shares of Company Common Stock that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with Section 3.3(b), such shares shall be deemed Non-Election Shares.
     (d) The Exchange Agent, in consultation with Parent and the Company, will make all computations to give effect to Section 3.2(b).
     (e) As promptly as reasonably practicable following the Effective Time, taking into account the computations contemplated by Section 3.2(b), each holder of record of Company Common Stock that has surrendered the certificates representing its Company Common Stock will be entitled to receive a New Certificate representing the shares of Parent Common Stock issuable in exchange therefor and/or a check representing cash payable pursuant to Sections 3.1 and 3.4. No interest will accrue or be paid with respect to any New Certificates or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the person requesting the exchange (1) pay any transfer or other Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable. A Company Affiliate shall not be entitled to receive any

New Certificate pursuant to this Article III until such Company Affiliate shall have duly executed and delivered an appropriate agreement as described in Section 6.13.
     (f) As promptly as reasonably practicable following the Effective Time, but in no event later than ten days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III.
     (g) No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement, but beginning 60 days after the Effective Time no such Holder shall be entitled to vote on any matter until such Holder surrenders such Old Certificate for exchange as provided in Section 3.3(b).
          3.4 Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent will pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Parent Common Stock by the last reported per share sale price of Parent Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed to by Parent and the Company), for the last NYSE trading day immediately prior to the Closing Date.
          3.5 Lost, Stolen or Destroyed Certificates. In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.
          3.6 Anti-Dilution Adjustments. If Parent changes (or the Board of Directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Signing Exchange Ratio will be adjusted proportionately to account for such change.
          3.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Dissenting Shares that are outstanding as of the Effective Time will not be converted into the right to receive the Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, its right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder’s Company Common Stock shall thereupon be treated as a Non-Election Share and will be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Per Share Stock Consideration or the Per Share Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands. Parent will pay any consideration as may be determined to be due with respect to Dissenting Shares pursuant to and subject to the requirements of applicable law.
ARTICLE 4
Conduct of Business Pending the Merger
          4.1 Forbearances of the Company. The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed in the comparable subsection of the Company’s Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:
     (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, employees and business associates.

     (b) Operations. Enter into any new line of business or materially change its lending, investment (including purchasing any securities other than short-term United States Department of the Treasury securities), underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority.
     (c) Capital Expenditures. Make any capital expenditures in excess of $75,000 individually or $350,000 in the aggregate.
     (d) Material Contracts. Terminate, enter into, amend, modify (including by way of interpretation) or renew any Material Contract.
     (e) Extensions of Credit and Interest Rate Instruments. Make, renew or amend any Extension of Credit in excess of $4,000,000 or enter into, renew or amend any Interest Rate Instrument.
     (f) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock, whether pursuant to the Company Stock Plans or otherwise.
     (g) Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) regular quarterly dividends on Company Common Stock not in excess of $0.08 per share of Company Common Stock per quarter on the record and payment date schedules required by Section 4.3 and (ii) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any Rights of it with respect to its stock.
     (h) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and its Subsidiaries, taken as a whole.
     (i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.
     (j) Constituent Documents. Amend its Constituent Documents (or similar governing documents).

     (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.
     (l) Tax Matters. Make, change or revoke any Tax election, file any amended Tax Return (unless to correct an error), enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a refund of Taxes.
     (m) Claims. Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $50,000 and that would not (1) impose any material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (2) create precedent for claims that are reasonably likely to be material to it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.
     (n) Compensation; Employment Agreements. Terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) to grant routine merit increases in the ordinary course.
     (o) Benefit Arrangements. Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) for amendments that do not increase benefits or result in increased administrative costs.
     (p) Communication. Make any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Parent with a copy or written description of the intended communication, providing Parent with a reasonable period of time to review and comment on the communication, and cooperating with Parent in providing any such mutually agreeable communication.

     (q) Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law.
     (r) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
     4.2 Forbearances of Parent. Parent agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of the Company, it will not, and will cause each of its Subsidiaries not to:
     (a) Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law; provided that nothing in this Section 4.2(a) shall preclude Parent from exercising its rights under the Voting Agreements.
     (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
     Notwithstanding anything in paragraph (a) or (b) of this Section 4.2 to the contrary, Parent may make dispositions and acquisitions and Parent may agree to issue capital stock in connection therewith.
          4.3 Coordination of Company Dividends. The Company Board shall cause the Company’s regular quarterly dividend record dates and payment dates for Company Common Stock to be the same as Parent’s regular quarterly dividend record dates and payment dates for Parent Common Stock (i.e., Company shall move its customary November record and payment date to Parent’s December record and payment date), and Company shall not thereafter change such coordinated regular dividend payment dates and record dates.
ARTICLE 5
Representations and Warranties
          5.1 Disclosure Schedules. Before entry into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule

(respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.
          5.2 Standard. For all purposes of this Agreement, no representation or warranty of the Company contained in Section 5.3 (other than the representations and warranties contained in Sections 5.3(b)(1), (c)(1) (with respect to Significant Subsidiaries only), (e), (g)(1), (h), (i), (j), (t), (u) (last sentence only) and (bb), which shall be true in all material respects, and other than the representations and warranties contained in Section 5.3(k), which shall be true and correct in all respects), and no representation or warranty of Parent contained in Section 5.4 (other than the representations and warranties contained in Sections 5.4(b), (c)(1), (e), (g)(1), (i) and (o), which shall be true in all material respects, and other than the representations and warranties contained in Section 5.4(j), which shall be true and correct in all respects), will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.3 or 5.4, as the case may be, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, as the case may be.
          5.3 Representations and Warranties of the Company. Except as Previously Disclosed in the comparable subsection of the Company’s Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:
     (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. It is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. It has Previously Disclosed and made available to Parent a complete and correct copy of its Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect. It is a financial holding company as defined in Section 2(p) of the BHC Act.
     (b) Company Stock. (1) As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which no more than 12,574,572 shares are outstanding. As of the date hereof, under Company Stock Plans, no more than 446,000 shares of Company Common Stock are subject to Company Stock Options. The Company holds 29,200 shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to Company Stock Plans and the Company Rights Agreement, as the case may be, have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). The Company does not have any Rights issued or outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except Company Stock Options issued and vesting on the date hereof and pursuant to the Company Rights Agreement, as Previously Disclosed. With respect to each Company Stock Option, the Company has Previously Disclosed the recipient, the date of grant, the number of shares of Company Common Stock and the exercise price. It has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock. It has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.
          (2) To its knowledge, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings with respect to the voting of shares of Company Stock other than the Voting Agreements contemplated by Recital D hereto.
     (c) Subsidiaries and Equity Holdings. (1) (A) It has previously disclosed a list of its Subsidiaries and it owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except, in the case of Company Bank Sub, as provided in 12 U.S.C. § 55); (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, arrangements or understandings by which it or any of its Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of its Subsidiaries (other than to it or its wholly owned Subsidiaries); (D) there are no contracts, commitments, arrangements or understandings by which it or any of its Subsidiaries is or may become bound that relate to its rights to vote or dispose of any equity securities of any of its Subsidiaries; and (E) each Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.
          (2) Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification.
          (3) It has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold.
     (d) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
     (e) Authority. It has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Subject only to receipt of the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock, this Agreement, the Merger, and the transactions contemplated hereby have been authorized by all necessary corporate action on its part prior to the date hereof. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms.
     (f) Consents and Approvals. No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act and applications and notices to the Texas Department of Banking under the TFC and the TAC, (2) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, state securities authorities, the NASD, state insurance authorities and the Small Business Administration, (3) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) receipt of the shareholder approval described in Section 5.3(e), (5) the filing of the Articles of Merger and (6) such filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement. As of the date hereof, it is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the other transactions contemplated hereby.
     (g) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

     (h) Takeover Laws and Provisions. This Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any applicable “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” laws or other applicable antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including Part Thirteen of the TBCA.
     (i) Financial Advisors. None of it, its Subsidiaries or any of their directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained Keefe, Bruyette, & Woods, Inc. as its financial advisor, and a complete and correct copy of its arrangements with Keefe, Bruyette, & Woods, Inc. have been Previously Disclosed. As of the date hereof, the Company has received an oral opinion of Keefe, Bruyette, & Woods, Inc., issued to the Company, to the effect that the Consideration is fair from a financial point of view to holders of Company Common Stock.
     (j) Financial Reports and Regulatory Filings; Material Adverse Effect. (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Company SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Company SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Company SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.
          (2) The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the

Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a summary of any such disclosure, if any, made by management to the Company’s auditors and audit committee since January 1, 2003.
          (3) Since January 1, 2003, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Federal Reserve Board, (B) the OCC and (C) any other applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.
     (k) Absence of Certain Changes. Since December 31, 2005, (1) other than in the ordinary and usual course of business consistent with past practice, it and its Subsidiaries have not incurred any obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (3) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.
     (l) Litigation. There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such action, suit or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.
     (m) Compliance with Laws. It and each of its Subsidiaries:
          (1) operates and conducts its business in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the BSA and the CRA (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);
          (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its knowledge, no suspensions or cancellations are threatened;
          (3) has received, since December 31, 2003, no notification from a Governmental Authority (A) asserting that it is not in compliance with any of the laws, statutes, ordinances, rules or regulations that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities; and
          (4) is in compliance with all applicable listing and corporate governance standards of the NASDAQ.
     (n) Regulatory Matters. Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement (including an agreement under Section 4(m) of the BHC Act) with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of it or any of its Subsidiaries.
     (o) Books and Records and Internal Controls. (1) Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
          (2) The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. It and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
     (p) Intellectual Property. (1) It has Previously Disclosed all Registered and/or material Intellectual Property owned by it and its Subsidiaries (collectively, the “Scheduled Intellectual Property”). It or its relevant Subsidiary exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or its rights thereto. It and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. It and its Subsidiaries do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which it or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Parent or Parent’s Subsidiaries. To the Company’s knowledge, no person is violating any Scheduled Intellectual Property right or other Intellectual Property right that the Company or one of its Subsidiaries holds exclusively (including in combination with one another).
          (2) It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it and its Subsidiaries, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract to the Company has been assigned to the Company.
          (3) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past three (3) years. The IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices. The Company and its Subsidiaries take reasonable measures, which are adequate to apply with applicable law, to protect the confidentiality of customer financial and other data.
     (q) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly, timely and accurately filed and are or will be true and complete in all material respects, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) the Tax Returns referred to in clause (1) have been examined by the Internal Revenue Service (“IRS”) or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired and no issues that have been raised by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending, (4) all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (5) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of the Company’s United States federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the Company SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Company SEC Filings filed before the date hereof. As of the date hereof, neither the Company nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither the Company nor any of its Subsidiaries have participated in any reportable or listed transaction as defined under Section 6011 of the Code. If the Company or any of its Subsidiaries have participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.
     (r) Environmental Matters. There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other Governmental Authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.
     (s) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, and neither it nor any of its Subsidiaries is the subject of a proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with a labor union or labor organization. There is no pending or, to its knowledge, threatened, nor has there been since December 31, 2003, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving it or any of its Subsidiaries. Since December 31, 2003, there has been no activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (t) Benefit Arrangements. (1) It has Previously Disclosed a complete and correct list of all of its Benefit Arrangements. It has made available to Parent complete and correct copies of all Benefit Arrangements, including any trust instruments, insurance contracts and loan agreements forming a part of any Benefit Arrangements, and all amendments thereto.
          (2) All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Each Benefit Arrangement that is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the knowledge of it, threatened, litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA in an amount that would be material.
          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof.
          (4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made and all obligations in respect of each of its Benefits Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in its Company SEC Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an

“accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan that is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.
          (6) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
          (7) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement that would materially increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, will (A) limit or restrict its right, or, following the consummation of the transactions contemplated hereby, Parent’s right, to administer, merge or amend in any respect or terminate any of its Benefit Arrangements, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements. Except as Previously Disclosed, without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
          (8) It has entered into the Employment Agreements.

          (9) The Company Employee Retention Plan (Effective September 1, 2005), a discussion draft of which that is dated August 25, 2005 was Previously Disclosed, has not been adopted or implemented or otherwise disclosed to any Employee.
     (u) Property. It has good, and, in the case of real property, insurable, title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and such property and assets are not subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice. No other party has any interest in any mineral, mining, oil or gas rights to produce or share in the production of anything related thereto, relating to any real property owned by it or its Subsidiaries.
     (v) Material Contracts. (1) It has Previously Disclosed and made available to Parent complete and correct copies of the following Contracts (“Material Contracts”) to which it or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries may be bound, or to which it or any of its Subsidiaries or their respective assets or properties may be subject:
          (A) any lease of real property;
          (B) any partnership, limited liability company, joint venture or other similar agreement or arrangement;
          (C) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any ongoing obligations or that was entered into on or after December 31, 2004;
          (D) any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $100,000 or more, or (ii) aggregate payments of $100,000 or more;
          (E) any Contract that creates future payment obligations in excess of $100,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, or any Contract that creates or would create a Lien;
          (F) any Contract providing for a power of attorney on behalf of it;
          (G) any Contract, other than this Agreement, providing for exclusive dealing or limiting the freedom of the Company or any of its employees to compete in any line of business or with any person or in any area, or that would so limit their freedom;

          (H) any Contract, other than this Agreement, that requires the Company to disclose confidential information or to indemnify or hold harmless any person;
          (I) any Contract, other than this Agreement, with (i) any Company Affiliate of it, (ii) any current or former director, officer, employee, consultant or shareholder of it or any Affiliate of it, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (i) or (ii) of this paragraph;
          (J) any Contract with a Governmental Authority;
          (K) any other Contract not entered into in the ordinary course of business or that is material to it or its financial condition or results of operations; and
          (L) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K.
          (2) Each Material Contract is a valid and legally binding agreement of it or a Subsidiary of it, as applicable, and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.
     (w) Material Interests of Certain Persons. No officer or director of it or any of its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of it or any of its Subsidiaries.
     (x) Insurance Coverage. To its knowledge, it and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. To its knowledge, such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. It has Previously Disclosed a complete and correct list of each Contract representing such coverage.
     (y) Trust Business. It and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to,

accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither it nor its Subsidiaries, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
     (z) Extensions of Credit. Each loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit (collectively, “Extensions of Credit”) made or entered into by it or one of its Subsidiaries is evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Extension of Credit. It has Previously Disclosed a complete and correct list of all Extensions of Credit that have been classified by it or any Governmental Authority as “Special Mention”, “Substandard”, and “Doubtful”, “Loss”, “Classified”, “Criticized” or words of similar import.
     (aa) Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of it or for the account of a customer of it or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. It has no Interest Rate Instruments.
     (bb) Amendment of Rights Plan. It has taken all action necessary or appropriate so that the entering into of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby, individually or in connection with any other event, do not and will not result in Parent or any Affiliate or Associate of Parent being deemed an “Acquiring Person” for purposes of the Company Rights Agreement, will not result in a “Distribution Date”, “Stock Acquisition Date”, “Acquisition Event” or “Section 13 Event” under the Company Rights Agreement being deemed to occur, as such terms are defined therein, and will not result in the ability of any Person to exercise any Rights of the Company under the Company Rights Agreement or enable or require the Rights of the Company to separate from the Company Common Stock to which they are attached. The Company has duly adopted an amendment to the Company Rights Agreement substantially in the form of Annex 3 (the “Rights Amendment”).
     (cc) Disclosure. No representation or warranty by it herein, in its Disclosure Schedule or any certificate, exhibit or document furnished or to be furnished by it pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. No notification given pursuant to Section 6.1(b) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or herein, in the light of the circumstances in which they were made, not misleading.
     (dd) Stock Options. The pricing for all Company Stock Options has been properly disclosed and accounted for and is consistent with the tax treatment thereof.
          5.4 Representations and Warranties of Parent. Except as Previously Disclosed in the comparable subsection of Parent’s Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:
     (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. It is a financial holding company, as defined in Section 2(p) of the BHC Act.
     (b) Parent Stock. As of the date hereof, the authorized capital stock of Parent consists of 210,000,000 shares of Parent Common Stock and 250,000 shares of Parent Preferred Stock. As of the date hereof, no more than 55,541,515 shares of Parent Common Stock and no shares of Parent Preferred Stock are outstanding. As of the date hereof, no more than 4,242,169 shares of Parent Common Stock are subject to Parent Stock Options granted under the Parent Stock Plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, Parent does not have any Rights issued or outstanding with respect to Parent Stock and Parent does not have any commitment to authorize, issue or sell any Parent Stock or Rights, except pursuant to this Agreement, outstanding Parent Stock Options, the Parent Stock Plans and the Parent Rights Agreement. The shares of Parent Common

Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).
     (c) Significant Subsidiaries. (1) (A) It owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except, in the case of Parent Bank Sub, as provided in 12 U.S.C. § 55); (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, arrangements or understandings by which it or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of its Significant Subsidiaries (other than to it or its wholly owned Subsidiaries); (D) there are no contracts, commitments, arrangements or understandings by which it or any of its Significant Subsidiaries is or may become bound that relate to its rights to vote or dispose of any equity securities of any of its Significant Subsidiaries; and (E) each Significant Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.
          (2) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification.
     (d) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
     (e) Authority. It has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. This Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on its part. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms.
     (f) Consents and Approvals. No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act and applications and notices to the Texas Department of Banking under the TFC and the TAC, (2) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, state securities authorities, the NASD, and other self-regulatory organizations, state insurance authorities and the Small Business Administration, (3) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) the filing of the Articles of Merger and (5) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement. As of the date hereof, it is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the transactions contemplated hereby.
     (g) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.4(f), and the expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.
     (h) Financial Advisors. None of it, its Subsidiaries or any of their directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Parent has retained Lehman Brothers, Inc. as its financial advisor.
     (i) Financial Reports and Regulatory Filings. (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Parent SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Parent SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.
          (2) Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.
          (3) Since January 1, 2003, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Federal Reserve Board, (B) the OCC and (C) any other applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.
     (j) Absence of Certain Changes. Since December 31, 2005, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.4 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.
     (k) Litigation. There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such action, suit or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.
     (l) Compliance with Laws. It and each of its Subsidiaries:

          (1) operates and conducts its business in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the BSA and the CRA (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);
          (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its knowledge, no suspensions or cancellations are threatened;
          (3) has received, since December 31, 2003, no notification from a Governmental Authority (A) asserting that it is not in compliance with any of the laws, statutes, ordinances, rules or regulations that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities; and
          (4) is in compliance with all applicable listing and corporate governance standards of the NYSE.
     (m) Regulatory Matters. Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement (including an agreement under Section 4(m) of the BHC Act) with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of it or any of its Subsidiaries.
     (n) Books and Records and Internal Controls. (1) Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
          (2) The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. It and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

     (o) Available Funds. It has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby. It anticipates that, on a pro forma basis, upon consummation of the Merger, the Delaware Merger and the Bank Merger, it and Parent Bank Sub will have the capital levels required to be “well capitalized” on a consolidated basis under applicable law.
     (p) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Parent and its Subsidiaries have been duly, timely and accurately filed and are or will be true and complete in all material respects, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) the Tax Returns referred to in clause (1) have been examined by the Internal Revenue Service (“IRS”) or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired and no issues that have been raised by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending, (4) all Taxes that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (5) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of Parent’s United States federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the Parent SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Parent SEC Filings filed before the date hereof. As of the date hereof, neither Parent nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of Parent’s assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither Parent nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither Parent nor any of its Subsidiaries have participated in any reportable or listed transaction as defined under Section 6011 of the Code. If Parent or any of its Subsidiaries have participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.
     (q) Benefits. (i) All of its Parent Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the Code and other applicable laws. Each of its Parent Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Parent Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Parent Pension Plan under Section 401(a) of the Code. Each Parent Benefit Arrangement that is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Parent Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the knowledge of it, threatened, litigation relating to its Parent Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Parent Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA in an amount that would be material.
          (ii) All contributions required to be made under the terms of any of its Parent Benefit Arrangements have been timely made and all obligations in respect of each of its Parent Benefits Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in its Company SEC Filings. None of its Parent Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Parent Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.
     (r) Stock Options. The pricing for all Parent Stock Options has been properly disclosed and accounted for and is consistent with the tax treatment thereof.
ARTICLE 6
Covenants
          6.1 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Other Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end. In connection with the Company’s and the Parent’s respective obligations to cooperate and cause the conversion of the operating systems of the Company Bank Sub to the operating systems of the Parent Bank Sub at the Effective Time, the Company shall, commencing as of the date of this Agreement, provide the Parent and Parent Bank Sub with full access to the Company Bank Sub’s offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank Sub shall request (in connection therewith, the parties shall cooperate towards causing the least possible disruption to the Company’s and Company Bank Sub’s employees, customers and operations), allow the Parent Bank Sub to implement such changes as shall be reasonably necessary to effect the conversion at the Effective Time and diligently assist Parent Sub Bank in making and sending notices, information and materials to the customers and service providers of the Company and its Subsidiaries at such times as Parent deems appropriate and otherwise preparing for the conversion.
     (b) The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.
          6.2 Shareholder Approval. (a) The Company Board has adopted resolutions recommending to the Company’s shareholders approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.
     (b) The Company Board will submit to its shareholders this Agreement, the Merger and any other matters required to be approved or adopted by such shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”) as promptly as practicable to consider and vote upon approval of this Agreement, the Merger and any such other matters. The Company and the Company Board will use its reasonable best efforts to obtain from its shareholders a vote approving this Agreement, the Merger and any such other matters, including by recommending that its shareholders vote in favor of this Agreement, the Merger and any such other matters. However, if the Company Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of the receipt of an Acquisition Proposal that the Company Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, in submitting this Agreement and the Merger to the Company Meeting, the Company Board may submit such items without recommendation (although the resolutions adopting such items prior to the date hereof, described in Section 6.2(a), may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Company Board may not take any actions under this sentence until after giving Parent at least 10 business days to respond to such Acquisition Proposal (and after giving Parent notice of the third party in the Acquisition Proposal and the latest material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Company.

          6.3 Regulatory Applications. (a) The Company and Parent and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities and third parties to consummate the Merger and the other transactions contemplated hereby, including the Other Mergers (the “Requisite Regulatory Approvals”), and Parent will make all necessary filings in respect of Requisite Regulatory Approvals of federal and state banking authorities within 45 days of the date hereof and Parent will make all other necessary filings in respect of Requisite Regulatory Approvals as promptly as practicable. Each of the Company and Parent will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.
     (b) The Company and Parent will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.
          6.4 Exchange Listing. Parent will use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.
          6.5 SEC Filings. (a) Parent will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement. Each of Parent and the Company will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to furnish to Parent all information concerning the Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

     (b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.
     (c) Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
          6.6 Press Releases. The Company and Parent will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. The Company and Parent will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.
          6.7 Acquisition Proposals. The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential non-public information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will within one business day advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments on a current basis.
          6.8 Takeover Laws and Provisions. The Company will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
          6.9 Access; Information. (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Parent, and Parent’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities laws, and (2) all other information concerning the business, properties and personnel of it as Parent may reasonably request. In addition, the Company shall provide Parent final monthly general ledger reports for each month end beginning with April 30, 2006 until the Effective Time as promptly as they become available. The Company will not be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.
     (b) No investigation by Parent of the business and affairs of the Company, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent’s obligation to consummate the transactions contemplated hereby.
     (c) Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.
          6.10 Restructuring Charges. The Company and Parent will consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon in a written agreement executed in the same manner as this agreement that specifically references this Section 6.10. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.10.
          6.11 Supplemental Indentures. At or before the Effective Time, Parent will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent, one or more supplemental indentures and other instruments required for the due assumption of the Company’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.
          6.12 Benefit Arrangements. (a) The Company will take all action necessary so that: (1) each Company Stock Option, whether or not exercisable prior to the Effective Time, will be exercisable prior to the Effective Time and (2) each Company Stock Option not exercised or forfeited prior to the Effective Time is cancelled for no consideration.
     (b) Upon the request of Parent, the Company will take all action necessary, including adopting resolutions of the Company Board, to terminate any employee benefit plan covering employees of the Company, including the Company’s 401(k) Plan, effective immediately prior to the Effective Time.
     (c) Parent agrees that following the Effective Time, employees of the Company as of the Effective Time will be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Parent) that in the aggregate are substantially comparable to those provided by Parent to its similarly situated employees, as in effect from time to time; provided that employees covered by collective bargaining agreements need not be provided with such benefits. Parent will cause each employee benefit plan of Parent in which employees of the Company as of the Effective Time are eligible to participate to take into account for all purposes (including eligibility, vesting and level of benefits) thereunder (other than for purposes of benefit accrual under a defined benefit pension plan of Parent) the service of such employees with the Company as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company, and, with respect to welfare benefit plans of Parent in which employees of the Company are eligible to participate, Parent agrees to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. For purposes of each Parent health plan, Parent shall cause any eligible expenses incurred by employees of the Company and their covered dependents during the portion of the plan year of the comparable plan of the Company ending on the date such employee’s participation in the corresponding Parent plan begins to be taken into account under such Parent plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of the Parent plan. Parent agrees that employees of the Company as of the Effective

Time who are terminated during the period commencing at the Effective Time and ending on the six-month anniversary thereof will be entitled to receive severance payments and benefits in accordance with Parent’s severance policies applicable to similarly situated employees unless they have an agreement that otherwise provides for severance, in which case severance shall be specifically governed by such agreement.
     (d) Notwithstanding anything to the contrary in this Section 6.12, (1) in accordance with the terms of the Parent Profit Sharing Plans, employees of the Company will not be eligible to accrue benefits under such plans until the first year in which such employees are employed by Parent or a Subsidiary of Parent as of January 1 of such year and (2) in no event will employees of the Company be entitled to receive benefits under the Parent Non-Contributory Defined Benefit Plans, which were frozen effective December 31, 2001.
          6.13 Affiliate Agreements. Not later than the fifteenth day before the mailing of the Proxy Statement, the Company will deliver to Parent a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of Company (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. The Company will use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Parent and the Company on or before the date of mailing of the Proxy Statement an agreement in substantially the form attached hereto as Annex 2.
          6.14 Indemnification. (a) Following the Effective Time, Parent will indemnify, defend and hold harmless the present directors and officers (when acting in such capacity) of the Company (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) as incurred, and will advance expenses, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), in accordance with the Constituent Documents of the Company in effect on the date hereof, to the extent permitted under applicable law.
     (b) Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.14(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.
     (c) For a period of six years following the Effective Time, Parent shall use its reasonable best efforts to provide that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Company or of any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from fact or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, that in no event shall the Parent be required to expend more than 200 percent of the current amount expended by the Company (the “Current Premium”) to maintain or procure such directors’ and officers’ insurance coverage for a comparable six-year period; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.14(c), Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Current Premium; provided, further, that officers and directors of the Company or any subsidiary may be required to make application and provide customary representations and warranties to the responsible insurance carrier for the purpose of obtaining such insurance.
     (d) If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, but only to the extent not effected by operation of law, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.14.
     (e) The provisions of this Section 6.14 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.
          6.15 Company Rights Agreement. The Company agrees that it will take all actions necessary or appropriate to ensure that the entering into of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby (individually or in connection with any other event) will not result in Parent or any affiliate or associate of Parent being deemed an “Acquiring Person” for purposes of the Company Rights Agreement, as amended pursuant to Section 5.02(q) thereof, will not result in a “Distribution Date”, “Stock Acquisition Date”, “Acquisition Event” or “Section 13 Event” under the Company Rights Agreement, as amended pursuant to Section 5.02(aa) thereof, being deemed to occur, and will not result in the ability of any Person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to become distributable, unredeemable or exercisable.
ARTICLE 7
Conditions to the Merger
          7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Company and Parent to consummate the Merger is subject to the fulfillment or written waiver by the Company and Parent before the Effective Time of each of the following conditions:
     (a) Shareholder Approvals. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of the Company Common Stock.
     (b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on, or requirement of, such approval that would, after the Effective Time, have a Material Adverse Effect on Parent, impose a material burden on Parent or materially restrict Parent or any of its Subsidiaries in connection with the transactions contemplated hereby or with respect to the business or operations of Parent or any of its Subsidiaries.
     (c) Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
     (e) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger or the Other Mergers. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger or the Other Mergers.
          7.2 Conditions to the Obligation of the Company. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:
     (a) Representations and Warranties of Parent. The representations and warranties of Parent in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.
     (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.
     (c) Opinion of the Company’s Tax Counsel. The Company shall have received an opinion of Bracewell & Giuliani LLP, dated the Closing Date and based on facts, representations and assumptions described in each such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that both Company and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Bracewell & Giuliani LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.
          7.3 Conditions to the Obligation of Parent. Parent’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent and, before the Effective Time of each of the following conditions:
     (a) Representations and Warranties of the Company. The representations and warranties of the Company in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.
     (c) Opinion of Parent’s Tax Counsel. Parent shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in each such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that both Company and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.
     (d) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the outstanding shares of Company Common Stock.
     (e) Company Rights. No person shall have become an “Acquiring Person” and no “Distribution Date”, “Stock Acquisition Date”, “Acquisition Event” or “Section 13 Event” (as such terms are defined in the Company Rights Agreement) shall have occurred and the Rights thereunder shall not have become separable, distributable or exercisable.
ARTICLE 8
Termination
          8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after the Company shareholders’ approval:
     (a) Mutual Agreement. With the mutual agreement of the other party.

     (b) Breach. Upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within 30 days and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.
     (c) Denial of Shareholder Approval. In the case of Parent, it will have the right to terminate this Agreement if this Agreement, the Merger and the other transactions contemplated hereby are not approved by the requisite vote of the shareholders of the Company.
     (d) Denial of Regulatory Approval. If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.
     (e) Delay. If the Effective Time has not occurred by the close of business on the 10-month anniversary of the date hereof; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.
     (f) Adverse Action. In the case of Parent, it will have the right to terminate this Agreement if (1) the Company Board (i) submits this Agreement, the Merger and the other transactions contemplated hereby to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or it otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.2, (ii) recommends to its shareholders an Acquisition Proposal other than the Merger or (iii) negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the Merger and ten business days elapse without such negotiations being discontinued (it being understood and agreed that “negotiate” will not be deemed to include requesting and receiving information from, or discussing such information with, a person that submits an Acquisition Proposal for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Company Board will in fact engage in or authorize negotiations) or (2) there is a material breach of Section 6.7.
     (g) Dissenting Shares. In the case of Parent, it will have the right to terminate this Agreement if the number of Dissenting Shares exceeds 10% of the outstanding shares of Company Common Stock.
          8.2 Termination by Company. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:
     (1) the Parent Average Closing Price on the Determination Date of shares of Parent Common Stock shall be less than $45.95; and
     (2) (i) the number obtained by dividing the Parent Average Closing Price on such Determination Date by $56.00 (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on June 30, 2006 and subtracting 0.18 from the quotient in this clause (2) (ii) (such number being referred to herein as the “Index Ratio”); subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option of adjusting the Signing Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $45.95 and the Signing Exchange Ratio (as then in effect) and the denominator of which is the Parent Average Closing Price. If Parent makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to the Company of such election and the revised Signing Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.2 and this Plan shall remain in effect in accordance with its terms (except as the Signing Exchange Ratio shall have been so modified), and any references in this Agreement to “Signing Exchange Ratio” shall thereafter be deemed to refer to the Signing Exchange Ratio as adjusted pursuant to this Section 8.2.
     If any company belonging to the PHLX/KBW Bank Index or Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, the values or prices for such index or the common stock of Parent, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 8.2.
          8.3 Effect of Termination and Abandonment. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that the first sentence of Section 5.3(i), Section 5.4(h), Section 6.9(c), this Section 8.3, Section 8.4 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Voting Agreements will remain in full force and effect in accordance with their terms.
          8.4 Fee. (a) The Company will pay to Parent a cash termination fee (the “Fee”) of $13,750,000 (Thirteen Million Seven Hundred Fifty Thousand Dollars) if a Fee Payment Event occurs prior to or concurrently with the Fee Termination Date.

     (b) The Fee will be payable, without setoff, by wire transfer in immediately available funds, to an account specified by Parent, not later than three business days following the first occurrence of a Fee Payment Event.
     (c) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement.
ARTICLE 9
Miscellaneous
          9.1 Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.14 and this Article 9).
          9.2 Expenses. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent and Company will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing the Registration Statement and the Proxy Statement for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC and any other fees paid for filings with Governmental Authorities.
          9.3 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation), mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by notice.
If to the Company, to:
Summit Bancshares, Inc.
3880 Hulen Street
Fort Worth, Texas 76107
Attention: Philip E. Norwood
Facsimile: (817) 877-2672
with a copy to:
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2900
Houston, Texas 77002
Attention: William T. Luedke IV, Esq.
                 Charlotte M. Rasche, Esq.
Facsimile: (713) 221-2165

If to Parent, to:
Cullen/Frost Bankers, Inc.
100 West Houston Street
San Antonio, Texas 78205
Attention: Phillip D. Green
Facsimile: (210) 220-4117
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Mark J. Menting, Esq.
Facsimile: (212) 558-3588
          9.4 Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement to the shareholders of the Company.
          9.5 Alternative Structure. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, provided that (a) such revision does not alter or change the kind or amount of consideration to be delivered to shareholders of the Company, (b) such revision does not adversely affect the tax consequences to the shareholders of the Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.
          9.6 Governing Law. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State.
          9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
     9.8 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Voting Agreements represent the entire understanding of the Company and Parent regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. Except for Section 6.14, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent.
     9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
*                     *                     *

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SUMMIT BANCSHARES, INC.

By:	/s/ Phillip E. Norwood

Name:	Phillip E. Norwood
Title:	President and CEO

CULLEN/FROST BANKERS, INC.

By:	/s/ Richard W. Evans, Jr.

Name:	Richard W. Evans, Jr.
Title:	Chairman of the Board, CEO and President
Merger Agreement

Annex 1
VOTING AGREEMENT
As of July 2, 2006
Cullen/Frost Bankers, Inc.
100 West Houston Street
San Antonio, Texas 78205
Ladies and Gentlemen:
          The undersigned, being a shareholder of Summit Bancshares, Inc. (“Company”), hereby acknowledges that the Company and Cullen/Frost Bankers, Inc. (“Parent”) are concurrently entering into an Agreement and Plan of Merger, dated as of July 2, 2006 (as amended or modified from time to time, the “Merger Agreement”), pursuant to which the Company will be merged with and into Parent (the “Merger”). A copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement.
          The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:
     1. Owned Shares. The undersigned owns (of record or beneficially) and has the full power and authority to vote the number of shares of Company Common Stock set forth on the signature page hereof (the “Owned Shares”). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the undersigned acquires beneficial ownership after the date hereof, including any shares obtained by exercising any Company Stock Options.
     2. Agreement to Vote Owned Shares. The undersigned irrevocably and unconditionally agrees that at the Company Meeting or any other meeting or action of the shareholders of the Company, including a written consent solicitation, the undersigned will (1) vote all of the Owned Shares (or otherwise provide a proxy or consent) in favor of, and will otherwise support, approval of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement, and (2) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement; provided, however, that this Section 2 shall be inapplicable if there has been a modification or amendment to the Merger Agreement which reduces the Per Share Consideration (as defined in the Merger Agreement). Notwithstanding the foregoing, the parties acknowledge that this letter agreement is entered into by the undersigned solely in his capacity as beneficial owner of the Owned Shares and that nothing in this letter agreement shall prevent the undersigned from discharging his fiduciary duties as a member of the board of directors of Summit Bancshares, Inc.
     3. Transfer of Owned Shares. The undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld) (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, except for gifts that represent less than 10% of the undersigned’s holdings of Company Common Stock, and gifts that are made consistent in amounts and terms with past practices, unless it receives (i) an irrevocable proxy, in form and substance identical to the provisions of Section 2 hereof, to vote such Owned Shares with respect to the Merger Agreement and the Merger and otherwise, and the undersigned will vote such proxy as provided in Section 2 hereof and (ii) an agreement identical in all material respects to this letter agreement executed by the transferee of the Owned Shares the subject thereof, and (b) take any action or omit to take any action which would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement.
     4. Further Assurances. The undersigned will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof.
     5. No Solicitation. The undersigned agrees that neither the undersigned nor, if applicable, any of the undersigned’s subsidiaries nor any of the respective officers and directors of the undersigned or its subsidiaries shall, and the undersigned shall direct and use its reasonable best efforts to cause the undersigned’s employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.
     6. Specific Performance. The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.
     7. Termination of this Agreement. This agreement will terminate upon earlier to occur of (a) the effective time of the Merger and (b) the date and time of termination of the Merger Agreement by either or both of Cullen/Frost Bankers, Inc. and Summit Bancshares,

Inc. pursuant to Section 8.1 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.
     8. Limitation. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not confer any rights on Parent with respect to any Owned Shares if such rights, in combination with any and all other rights Parent may have in shares of Company Common Stock or rights thereto, would result in Parent beneficially owning under any relevant definition thereof 20% or more of the outstanding shares of Company Common Stock.
     9. Governing Law. This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State.
     10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
*                     *                     *

     This letter may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
Very truly yours,

Name:

Number of Owned Shares:

Accepted as of the day and year first above written:

CULLEN/FROST BANKERS, INC.

By:

Name:
Title:
Voting Agreement

Annex 2
FORM OF COMPANY AFFILIATE LETTER
                              July 2, 2006
Summit Bancshares, Inc.
3880 Hulen Street
Fort Worth, Texas 76107
Cullen/Frost Bankers, Inc.
100 West Houston Street
San Antonio, Texas 78205
Ladies and Gentlemen:
          I have been advised that I may be deemed to be an “affiliate” of Summit Bancshares, Inc. (“Company”), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of July 2, 2006 (as amended or modified from time to time, the “Merger Agreement”), between the Company and Cullen/Frost Bankers, Inc. (“Parent”), the Company has agreed to merge with and into Parent (the “Merger”). Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement.
          I further understand that as a result of the Merger, I may receive common stock of Parent (the “Parent Common Stock”).
          I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.
          I represent, warrant and covenant with and to Parent that in the event I receive any Parent Common Stock as a result of the Merger:
     1. Transfers of Parent Common Stock. I will not make any sale, transfer, or other disposition of such Parent Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act or (c) in the opinion of counsel in form and substance reasonably satisfactory to Parent , or under a “no action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

     2. No Obligation to Register Parent Common Stock. I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
     3. Stop Transfer Instructions. I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to the shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:
     “The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Cullen/Frost Bankers, Inc., a copy of which agreement is on file at the principal offices of Cullen/Frost Bankers, Inc.”
     4. Legend on Certificates. I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:
     “The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
          I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Parent (a) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Parent that Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).
          By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of the Company within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

          This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas. This letter agreement shall terminate if and when the Merger Agreement is terminated in accordance with its terms.
          This letter agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
Very truly yours,

Name:
Accepted this 2nd day of
July, 2006.
SUMMIT BANCSHARES, INC.
By:
Name:
Title:
CULLEN/FROST BANKERS, INC.
By:
Name:
Title:
Company Affiliate Letter